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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                               February 20, 2002


                   USA Networks, Inc. to purchase $47 million

                          of Expedia, Inc. common stock

       Expedia will use proceeds to retire debt of Classic Vacation Group

     BELLEVUE, Washington - February 20, 2002 - Expedia, Inc. (NASDAQ: EXPE) announced today that it has entered into an agreement with USA Networks, Inc. (NASDAQ: USAI) in which USA will purchase 936,815 shares of Expedia(R) common stock for $47 million or $50.17 per share. The proceeds from the sale will be used by Expedia to retire the outstanding debt of Classic Vacation Group, Inc. as part of Expedia's previously announced acquisition of Classic Custom Vacations.

     The purchase of common stock brings USA's interest in Expedia to 35,455,190 common shares, of which 34,518,375 shares are high-vote Class B common shares. With this purchase, USA holds 64.6% of the 54,923,119 total shares outstanding and will continue to control 94.9% of the voting interest in Expedia. The purchase price, which (along with the other terms of the purchase) was approved by Expedia's independent directors, is the market price of Expedia common stock at closing on Thursday, February 14, 2002.

     Under the terms of the Note Purchase Agreement, Expedia may purchase the Classic debt using cash or registered shares. As a result of the placement of shares with USA, Expedia has elected to purchase the debt with cash and to withdraw the recently filed registration statement covering the shares that were previously expected to be issued to the debtholders.

About Expedia, Inc.

     Expedia, Inc. (Nasdaq: EXPE) operates the largest online travel service in the world, with Expedia.com(R)in the United States and localized versions in Europe and Canada. Expedia.com is also available under Travel on the MSN network of Internet services.

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Expedia, Expedia.com, and the airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the United States, Canada and/or other countries. Other products and company names mentioned herein may be trademarks of their respective owners.

For more information, press only:
For Expedia: Darcy Bretz, Edelman Public Relations (312) 240-2619, Darcy.bretz@edelman.com

For more information, investment community:
For Expedia: Marj Charlier, Director of Investor Relations, 425-564-7666